Exhibit 10.1
THE HAIN CELESTIAL GROUP, INC.
AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN
(As amended and restated effective July 1, 2019)

I. INTRODUCTION

1.1. Purpose. The purpose of this Plan is to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain the goals of The Hain Celestial Group, Inc. (the "Company") and its Affiliates (as defined below) and to provide incentive compensation based on the performance of the Company in order to enhance stockholder value.

1.2. Description. This Plan is the means by which the Committee (as defined below) shall determine and implement incentive awards for participating employees hereunder.

1.3. Term. This Plan shall be effective as of the Company’s fiscal year beginning July 1, 2019. This Plan amends and restates The Hain Celestial Group, Inc. 2015-2019 Executive Incentive Plan which originally became effective as of July 1, 2014 and provided for an original term covering awards granted through and including the fiscal year ended June 30, 2019.

II. DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Annual Incentive Award” means the award payable with respect to a fiscal year of the Company determined in accordance with Article V hereof.

“Award” means an Annual Incentive Award under the Plan, whether in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards shall be issued pursuant to and be subject to the terms and conditions of the Stock Plan.

“Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, prior to any reduction under a salary reduction agreement pursuant to section 401(k) or section 125 of the Code, but shall not include (without limitation) cost of living allowances, fees, retainers, bonuses, commissions, incentive awards, prizes, employee benefits, fringe benefits, expense allowance or similar payments or assignment premiums for expatriates and third country nationals.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

“Participant” means an employee of the Company who is selected to participate in the Plan by the Committee pursuant to Article IV hereof.

“Performance Measures” means the criteria established by the Committee, on a consolidated basis, on the basis of the entire Company, a business unit or geographically based unit or relative to one or more peer group companies or indices, which may be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures, or such other criteria established by the Committee: (a) share price; (b) earnings per share; (c) return to shareholders (including dividends); (d) return on equity; (e) revenues; (f) sales; (g) sales by category, brand, territory or geography; (h) unit growth; (i) customer growth (including new customers and increased sales to existing customers); (j) EBITDA or EBIT; (k) operating income or operating profit; (l) net income; (m) gross margin; (n) operating margin; (o) return on capital or return on invested capital; (p) economic value added; (q) economic profit; (r) cash flows; (s) cash flow from operations; (t) market share; (u) inventory levels; (v) inventory days outstanding; (w) consumption; (x) size of line in total or by category or type; (y) consumer and strategic investments; (z) advertising, brand and product innovation; (aa) research and development; (bb) costs; (cc) managing commodity costs; (dd) capital expenditures; (ee) working capital; (ff) net fixed assets; (gg) accounts receivable; (hh) days sales outstanding; (ii) period overhead; (jj) expenses; (kk) productivity; (ll) market capitalization; (mm) customer satisfaction; (nn) pro forma net income; (oo) return on equity; (pp) return on designated assets; (qq) expenses; (rr) free cash flow; (ss) cash flow return on investment; (tt) net profit margin; (uu) cash conversion cycle; and (vv) service levels. Such criteria will be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to any Performance Measure Adjustments may be specified by the Committee. Performance Measures may also be based on individual criteria related to the performance of Participants.

“Performance Measure Adjustments” means any of the following adjustments to the Performance Measures as may be specified by the Committee for (i) discontinued operations, categories, or segments; (ii) acquisitions and mergers; (iii) divestitures; (iv) cumulative effect of changes in accounting rules and methods; (v) material impairment or disposal losses; (vi) restructuring or productivity initiative costs; (vii) product recall or withdrawal; (viii) business losses from economic, political and legal changes; (ix) retained and uninsured losses from natural catastrophe; (x) extraordinary items; (xi) currency fluctuations (xii) stock dividend, split, combination or exchange of stock, (xiii) financing activities, or (xiv) other unusual or nonrecurring events. Any Performance Measure Adjustments shall be determined in accordance with generally accepted accounting principles to the extent applicable.

“Plan” means this The Hain Celestial Group, Inc. Amended and Restated Executive Incentive Plan, as in effect and as amended from time to time.

“Stock Plan” means the Company’s Amended and Restated 2002 Long-Term Incentive and Stock Award Plan (or any successor stock incentive plan approved by the stockholders of the Company), as in effect and as amended from time to time.

III. ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time to time; provided, however, the Committee may not delegate its responsibilities under Section 6.1(a) below. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan.

IV. PARTICIPATION

The Chief Executive Officer and each other employee of the Company who is at or above the level of Senior Vice President or who is considered a key employee and who the Committee selects for participation in the Plan, shall be eligible to receive Awards under the Plan.

V. ANNUAL INCENTIVE PROGRAM

5.1. Establishment of Performance Measures, Etc. The Committee shall establish the terms and conditions for the payment of Annual Incentive Awards under the Plan, which may include, if the Committee determines appropriate, (i) the eligible Participants under the Plan, (ii) the Performance Measure(s), including any Performance Measure Adjustments, and (iii) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s), the relative weights of such Performance Measures, and the percentage of each Participant’s Base Compensation that is payable at each such specified level). Performance Measures may differ from Participant to Participant and from Award to Award. The Committee shall determine individual Award eligibility and communicate such Award information to Participants at such times as it reasonably determines.
5.2. Determination of Annual Incentive Award. The Annual Incentive Award for each Participant shall be determined by the Committee pursuant to Section 5.1. in its sole discretion based on the attainment of the Performance Measure(s) or such other factors as the Committee determines in its sole discretion.

5.3. Payment of Annual Incentive Award. Annual Incentive Awards shall be paid or settled on or prior to March 15 of the calendar year after the fiscal year ends, except as otherwise determined by the Committee, but in no event later than the last day of the calendar year following the calendar year in which the applicable fiscal year ends. Payment of Annual Incentive Awards shall be subject to the Participant remaining employed until the date of payment, except as otherwise determined by the Committee in its sole discretion.

VI. GENERAL PROVISIONS

6.1. Amendment and Termination.

(a) The Committee may at any time amend, suspend, discontinue or terminate the Plan. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

(b) In the case of Participants employed outside the United States, the Company or its Affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

6.2. Repayment. If the Company is required to prepare an accounting restatement to correct an accounting error included in a report on Form 10-Q or 10-K caused by the misconduct of a Participant, the Participant shall return to the Company, or forfeit if not paid, any Annual Incentive Award arising out of the misconduct for or during such restated period. Awards shall also be subject to the terms of any Company clawback or similar policy then in effect.

6.3. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the beneficiary(ies) designated by the Participant in writing to the Company or, in the absence of such written designation, to the Participant’s estate.

6.4. Rights Unsecured. The right of any Participant to receive an Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

6.5. Withholding Taxes. The Company shall have the right to deduct from the payment of each Award any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

6.6. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.

(d) Section 409A of the Code. Payments under this Plan are intended to be exempt from Section 409A of the Code, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to any Participant for any taxes or penalties under Section 409A.

(e) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(f) Stock Subject to the Plan. Awards that are made in the form of stock, restricted stock, stock units or other forms of stock-based awards shall be made from the aggregate number of shares authorized to be issued under the terms of the Stock Plan.

(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.
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